     SECOND SUPPLEMENTAL INDENTURE, dated as of June 30, 2008, (this “Supplemental Indenture”), among The Bear Stearns Companies Inc. (the “Company”), JPMorgan Chase & Co. (the “Guarantor”) and The Bank of New York, as trustee (the “Trustee”), to the Indenture, dated as of May 31, 1991 (as amended by the First Supplemental Indenture, dated as of January 29, 1998, and as otherwise heretofore amended, supplemented or modified, the “Indenture”), between the Company and the Trustee.

RECITALS

     WHEREAS, the Company and the Trustee have heretofore entered into the Indenture to provide for the issuance of the Company’s Securities;

     WHEREAS, Section 9.1(g) of the Indenture permits, without the consent of any Holders of Securities, the Company, when authorized by a Board Resolution, and the Trustee to enter into a supplemental indenture to, inter alia, make any provision with respect to matters or questions arising under the Indenture which shall not adversely affect the interest of the Holders of Securities of any series or any related coupons in any material respect;

     WHEREAS, the Guarantor is not under any obligation to guarantee any of the Company’s obligations under the Securities;

     WHEREAS, pursuant to the request of the Company, the Trustee has agreed to amend certain provisions of the Indenture as set forth below and to enter into a supplemental indenture to reflect such amendments to the Indenture;

     WHEREAS, the Trustee has received (i) an Opinion of Counsel pursuant to Sections 1.2 and 9.3 of the Indenture, (ii) a copy of the Board Resolution authorizing the execution and delivery by the Company of this Supplemental Indenture and (iii) an Officers’ Certificate pursuant to Section 1.2 of the Indenture; and

     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company and the Trustee covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.      Defined Terms. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.      Guarantee. The Guarantor hereby makes the guarantee contained in Appendix A hereto with respect to the obligations and liabilities of the Company under the Securities and the Indenture. For the avoidance of doubt, Appendix A is incorporated into this Supplemental Indenture in its entirety and forms a part hereof.

3.      Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

4.      Jurisdiction. The parties hereto agree that any and all suits, actions and proceedings to enforce any and all rights or obligations relating to the subject matter of this Supplemental Indenture, or to resolve any dispute arising hereunder, shall be brought exclusively before the New York State or federal courts located in the State of New York, County of New York, and hereby consent to the jurisdiction of such courts. The parties hereto hereby waive any objection to venue of such suit, action or proceeding brought in such courts and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

5.      Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS SUPPLEMENTAL INDENTURE.

6.      Effectiveness. This Supplemental Indenture shall be effective as of the close of business on the date hereof.

7.      Counterparts. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

8.      Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

9.      TIA. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA or deemed to be part of and govern any provision of this Supplemental Indenture, such required or deemed provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

10.      Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

11.      Trustee Makes No Representation. The recitals contained herein shall be taken as statements of the Company or the Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE BEAR STEARNS COMPANIES INC.

By: /s/ Michael Cavanagh
Michael Cavanagh
President

JPMORGAN CHASE & CO.

By: /s/ Michael Cavanagh
Michael Cavanagh
Executive Vice President and Chief Financial
Officer

THE BANK OF NEW YORK, AS TRUSTEE

By: /s/ Timothy Casey
Name: Timothy Casey
Title: Assistant Treasurer

APPENDIX A

               This GUARANTEE, dated effective as of June 30, 2008 (this “Guarantee”), is made by JPMORGAN CHASE & CO., a Delaware corporation and multi-bank financial holding company headquartered in New York, New York(“Guarantor”).

W I T N E S S E T H :

               WHEREAS, Guarantor has agreed at the request of The Bear Stearns Companies Inc., a Delaware corporation (“Obligor”), in accordance with the terms and conditions hereof, to guarantee the payment of all liabilities and obligations of Obligor in its capacity as issuer of the securities (the “Instruments”, and each such liability or obligation, an “Obligation”) issued under the Indenture, dated as of May 31, 1991, between Obligor and The Bank of New York, as trustee, (as amended, supplemented or modified from time to time, the “Indenture”), such Guarantee to be for the benefit of each holder from time to time of an Instrument (all such holders, collectively, the “Beneficiaries”);

                NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

(1)	Guarantee. Guarantor absolutely, fully and unconditionally guarantees to each Beneficiary and its successors and permitted assigns the timely and complete payment when due, whether by acceleration or otherwise, of all
Obligations to such Beneficiary. If Obligor fails to meet any Obligation in full when due, Guarantor shall, as an independent obligation, promptly upon written notice to Guarantor of such failure from the applicable
Beneficiary or its agent, meet such Obligation to such Beneficiary in accordance with all terms and provisions of such Obligation, as if such payment were made by Obligor.

(2)	Guarantee of Payment, not Collection. This Guarantee is a guarantee of payment and not of collection only and shall be binding on Guarantor’s successors and assigns. The Beneficiaries shall not be required to exhaust any right or remedy or to take any action or file any claim against Obligor or any other person or entity or any collateral as a condition to payment by Guarantor hereunder.

(3)	Guarantee Irrevocable. This Guarantee is a continuing guarantee of all Obligations now or hereafter existing, and shall remain in full force and effect until the earliest to occur of (A) complete payment of all
Obligations, (B) none of the Instruments remains outstanding or (C) the express assumption by the Guarantor of the due and punctual payment of the principal of (and premium, if any), any interest on, and any Additional
Amounts payable pursuant to the Indenture with respect to, all the Instruments, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Obligor.

(4)	Guarantee Absolute. Guarantor guarantees that the Obligations shall be timely paid strictly in accordance with all applicable written terms and provisions thereof. Guarantor’s liability hereunder is absolute and unconditional irrespective of any matter or circumstance whatsoever with respect to the Obligations which might constitute a defense available to, or discharge of, Obligor or a guarantor, including, without limitation:

(a) any change in the amount, time, manner or place of payment of, or in any other term of, any
Obligation, or any other amendment or waiver of or any consent to departure from any terms of any
Obligation;

(b) any release, surrender or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any exchange, release or non-perfection of any security, collateral or other credit support, for any Obligation;

(c) any lack of validity or enforceability of any Obligation;

(d) any injunction, stay or similar action in any bankruptcy, insolvency or other proceeding or rehabilitative action barring or limiting payment of any Obligation by Obligor;

(e) the absence of any action to enforce any Obligation or any collateral therefor;

(f) the rendering of any judgment against Obligor or any action to enforce the same;

(g) any order is made by any competent court or authority for the winding up or dissolution of Obligor or
Obligor admits in writing its inability to pay or meet its debts as they may mature or suspends or threatens to suspend payment of its debts or if proceedings are initiated against Obligor under any applicable liquidation, insolvency, composition, reorganization or other similar laws, or an application is made (or documents filed with a court) for the appointment of an administrative or other receiver, manager, administrator or other similar officer or any such person is appointed in respect of the whole or a substantial part of the assets or undertakings of Obligor or Obligor convenes a meeting of its creditors or makes or proposes to make any arrangements or compositions with or any assignment for the benefit of its creditors or if some event having an equivalent effect occurs;

(h) any event or circumstance constituting fraud in the inducement or any other similar event or circumstance; and

(i) any lack or limitation of status, capacity or power, or any incapacity or disability, of Obligor, or of any other guarantor or obligor in respect of any Obligation, or any change whatsoever in the objects, capital structure, constitution or business of Obligor.

(5)	Waiver of Defenses. Guarantor hereby waives diligence, presentment, demand of payment (except as provided in paragraph (1)), any right to require a proceeding against Obligor, protest or notice with respect to the Obligations and all demands whatsoever, and covenants that this Guarantee shall not be discharged except by complete payment of the Obligations. The grant of time or other indulgence to Obligor shall in no manner release Guarantor from any of its obligations hereunder.

(6)	Reinstatement. This Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by a Beneficiary upon the insolvency, bankruptcy or reorganization of Obligor or otherwise, all as though the payment had not been made; provided that such payment shall be made only to the extent not already made.

(7)	Subrogation. Guarantor shall be subrogated to all rights of the relevant Beneficiaries against Obligor in respect of any amounts paid by Guarantor hereunder; provided that all rights of Guarantor against Obligor arising as a result thereof shall in all respects be subordinate and junior to the prior payment in full of all
Obligations.

(8)	Representations/Warranties. Guarantor represents and warrants to each Beneficiary that, as of the date hereof:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of
Delaware;

(b) It has the full power and authority to execute and deliver this Guarantee and to perform its obligations hereunder; it has taken all necessary action to authorize such execution, delivery and performance;

(c) This Guarantee constitutes a legal, valid and binding obligation of Guarantor, enforceable against
Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership or other similar laws affecting the rights of creditors generally, or by general principles of equity; and

(d) No authorization, approval or consent of, and no filing or registration with, any governmental authority of the United States of America or any State or District thereof is necessary for the execution, delivery or performance by Guarantor of this Guarantee or for the validity or enforceability hereof.

(9)	Notices. Any notice or communication required or permitted to be made under this Guarantee shall be made in writing and sent to Guarantor at the following address:

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017-2070
Attn: Treasury Department, Regulatory and Guarantee Group - Peter W. Smith
Phone: 212-270-5815
Facsimile: 212-270-0819

A notice shall be effective when received by Guarantor.

(10)	Captions. The headings and captions in this Guarantee are for convenience only and shall not affect the interpretation or construction of this Guarantee.

(11)	Not Insured. This Guarantee is not insured by the Federal Deposit Insurance Corporation of the United States
of America.

(12)	GOVERNING LAW. THIS GUARANTEE AND ALL MATTERS ARISING OUT OF OR RELATING TO
THIS GUARANTEE SHALL BE GOVERNED BY, AND THIS GUARANTEE SHALL BE CONSTRUED
IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF
AMERICA, WITHOUT GIVING EFFECT TO CHOICE OF LAW DOCTRINE.